Exhibit 99.1
ASCENT MEDIA CORPORATION ANNOUNCES EARLY TERMINATION OF HSR
WAITING PERIOD FOR POTENTIAL TRANSACTION INVOLVING MONITRONICS
INTERNATIONAL
Englewood, CO — December 6, 2010 — Ascent Media Corporation (“Ascent Media” or the “Company”) (Nasdaq: ASCMA) today announced that the Antitrust Division of the Department of Justice and the Federal Trade Commission granted early termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 applicable to the Company’s potential transaction involving Monitronics International, Inc. (“Monitronics”), one of the nation’s largest, fastest-growing home security alarm monitoring companies.
Ascent Media is in discussions with ABRY Partners, LLC (“ABRY”), a leading private equity firm and controlling shareholder of Monitronics regarding a transaction. Completion of a transaction remains subject to further negotiations and execution of mutually acceptable agreements. No assurance can be given that any transaction will be consummated.
Forward Looking Statements
This press release includes certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the potential acquisition of Monitronics, the potential sale of the Content Distribution, Creative Services and Media Services divisions and other matters that are not historical facts. These forward looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation: Ascent Media’s ability to execute a definitive agreement to acquire Monitronics or, if executed, Ascent Media’s ability to satisfy the conditions to closing or otherwise complete the acquisition or Ascent Media’s ability to satisfy the conditions to the sale of any of the Content Distribution, Creative Services and Media Services divisions. These forward looking statements speak only as of the date of this press release, and Ascent Media expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statement contained herein to reflect any change in Ascent Media’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of Ascent Media, including the most recent Forms 10-Q and 10-K and any subsequently filed Form 8-K, for additional information about Ascent Media and about the risks and uncertainties related to Ascent Media’s business which may affect the statements made in this press release.

About Ascent Media Corporation and Ascent Media Group
Ascent Media Corporation is a holding company and owns 100 percent of its operating subsidiary, AMG, which is primarily engaged in the business of providing content and creative services to the media and entertainment industries in the United States, the United Kingdom and Singapore. AMG provides solutions for the creation, management and distribution of content to motion picture studios, independent producers, broadcast networks, programming networks, advertising agencies and other companies that produce, own and/or distribute entertainment, news, sports, corporate, educational, industrial and advertising content. On November 24, 2010, Ascent Media announced the execution of a definitive agreement to sell the Creative Services and Media Services businesses of AMG to Deluxe Entertainment Services Group Inc. for aggregate net cash consideration to Ascent Media of approximately $68 million, subject to adjustment. On December 3, 2010, Ascent Media announced execution of a definitive agreement to sell the Content Distribution business of AMG to Encompass Digital Media, Inc. for aggregate net cash consideration to Ascent Media of approximately $113 million, subject to adjustment. Following consummation of such transactions, which are subject to customary closing conditions, Ascent Media will have sold substantially all of its current operating businesses. At September 30, 2010, Ascent Media had cash, cash equivalents and marketable securities, on a consolidated basis, of approximately $375 million, and substantially no debt. The sale of the Creative Services and Media Services businesses to Deluxe is expected to close on or about December 31, 2010. The sale of the Content Distribution business to Encompass is subject to shareholder approval, and is expected to close on or about February 28, 2011.
About Monitronics International
Founded in 1994, Monitronics International is one of the nation’s largest, fastest-growing home security alarm monitoring companies. Headquartered in Dallas, the company provides monitored business and home security system services to more than 700,000 residential customers and commercial clients through its network of nationwide, independent Authorized Dealers.
About ABRY Partners, LLC
Based in Boston, MA, ABRY Partners is one of the most experienced and successful private investment firms in North America focused solely on media, communications, business and information services investments. Since 1989, ABRY Partners has completed over $21 billion of leveraged transactions and other private equity and mezzanine investments, representing investments in approximately 450 properties.

Contact:
Erica Bartsch
Sloane & Company
ebartsch@sloanepr.com
212-486-9500